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                                                                    EXHIBIT 23.4

                        CONSENT OF GOLDMAN, SACHS & CO.

March 1, 1999

Board of Directors
Sirrom Capital Corporation
500 Church Street, Suite 200
Nashville, TN 37219

Re: Registration Statement of The FINOVA Group Inc. ("FINOVA") relating to Common Stock being registered in connection with the merger transaction between FINOVA and Sirrom Capital Corporation ("Sirrom" or the "Company")

Gentlemen:

Reference is made to our opinion letter dated January 6, 1999 with respect to the exchange of shares of Common Stock of FINOVA to be received for each outstanding share of Common Stock of Sirrom pursuant to the Agreement and Plan of Merger dated January 6, 1999.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the "SUMMARY -- The Merger -- Opinion of Sirrom's Financial Advisors" and "PROPOSAL 1: THE MERGER AND RELATED WITHDRAWAL OF SIRROM'S ELECTION TO BE TREATED AS A BUSINESS DEVELOPMENT COMPANY -- Opinions of Sirrom's Financial Advisors" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
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Goldman, Sachs & Co.